                                           SUBJECT TO COMPLETION OR AMENDMENT

                   SUBJECT TO COMPLETION, DATED JUNE 28, 2001

PRICING SUPPLEMENT                                   PRICING SUPPLEMENT NO. 5 TO
(TO PROSPECTUS DATED NOVEMBER 22, 2000 AND  REGISTRATION STATEMENT NO. 333-49198
PROSPECTUS SUPPLEMENT                                        DATED JUNE   , 2001
DATED NOVEMBER 27, 2000)                                          RULE 424(b)(3)

                                [ABN AMRO LOGO]

                                  $30,000,000
                               ABN AMRO BANK N.V.
                          MEDIUM-TERM NOTES, SERIES A
                            SENIOR FIXED RATE NOTES
                             ---------------------

            11.00% REVERSE EXCHANGEABLE SECURITIES DUE JULY 18, 2002
                     LINKED TO COMMON STOCK OF PFIZER INC.

We will pay interest on the Securities at a rate of 11.00% per year, payable on October 18, 2001, January 18, 2002, April 18, 2002 and July 18, 2002, but we do not guarantee any return of principal at maturity. Instead, if the common stock of Pfizer Inc. trades below a certain level at maturity we will exchange each Security for shares of common stock of Pfizer Inc. THE MARKET VALUE OF THOSE SHARES WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO.

    - The principal amount and issue price of each Security is $1,000.

    - Interest will be paid on the Securities on October 18, 2001, January 18, 2002, April 18, 2002 and July 18, 2002, at a rate of 11.00% per year.

    - At maturity:

      - if the closing price of the common stock of Pfizer Inc. on the date that is three business days before the maturity date is at or above $ per share, we will pay you $1,000 per Security in cash; or

      - if the closing price of the common stock of Pfizer Inc. on the date that
        is three business days before the maturity date is below $      per
        share, we will deliver to you in exchange for each Security, shares of common stock of Pfizer Inc., subject to adjustment upon certain events as described under "Description of Securities -- Adjustment Events".

    - The price of common stock of Pfizer Inc. was $      at the time we priced
      the Securities on July   , 2001.

    - Pfizer Inc. is not involved in this offering of Securities in any way and will have no financial obligation with respect to the Securities.
    - Investing in the Securities is not equivalent to investing in Pfizer Inc. common stock.

    - We intend to apply to list the Securities on the American Stock Exchange LLC under the Symbol "REX.B".

THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-6.

You should read the more detailed description of the Securities in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement", "Description of Securities" and "Taxation".

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                           PRICE $1,000 PER SECURITY

                           PRICE TO      AGENTS'    PROCEEDS TO
                            PUBLIC     COMMISSIONS    COMPANY
                          -----------  -----------  -----------
Per Security............    $1,000
Total...................  $30,000,000

                       ABN AMRO FINANCIAL SERVICES, INC.
ABN AMRO INCORPORATED
                   FIRST INSTITUTIONAL SECURITIES, LLC
                                      H & R BLOCK FINANCIAL ADVISORS
                                                    J.J.B. W.L. HILLIARD LYONS,
                                                    INC.
JULY   , 2001

     The Securities may not be offered, transferred or sold as part of their initial distribution, or at any time thereafter, to or for the benefit of any person (including legal entities) established, domiciled, incorporated or resident in The Netherlands.

     The Securities are securities (effecten) within the meaning of article 1 of The Netherlands' Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995). The Securities may be offered in certain countries excluding The Netherlands. Any offer of these Securities, any announcements thereof and all offer notices, publications, advertisements and other documents in which an offer of the Securities is made, or a forthcoming offer is announced, will comply with all applicable laws and regulations of the jurisdiction in which such an offer is made from time to time. A statement to the effect that the offering of the Securities will comply with all applicable rules in the countries in which such offering takes place will be submitted to the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) pursuant to article 3, paragraph 2 of the Exemption Regulation pursuant to The Netherlands' Securities Market Supervision Act, before any Securities are offered.

     These restrictions shall cease to apply from the date on which the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) shall have granted a dispensation on the offering of the Securities pursuant to this pricing supplement and the accompanying prospectus supplement and the prospectus.

     In this pricing supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors".

     The Securities offered are medium-term debt securities of ABN AMRO Bank N.V. These Securities combine limited features of debt and equity by offering a fixed interest rate on the principal amount, but the payment at maturity is determined by the performance of the common stock, par value $0.05 per share, of Pfizer Inc., which we refer to as Pfizer Stock, and may be paid in Pfizer Stock. There is no guaranteed return of principal however and investing in the Securities is not equivalent to investing directly in Pfizer Inc.

EACH SECURITY COSTS $1,000       We, ABN AMRO Bank N.V., are offering you 11.00%
                                 Reverse Exchangeable Securities due July 18,
                                 2002. The principal amount and issue price of each Security is $ 1,000.

NO GUARANTEED RETURN OF
PRINCIPAL                        Unlike ordinary debt securities, the Securities
                                 do not guarantee any return of principal at maturity. Instead, if Pfizer Stock trades below the initial price at maturity, we will deliver to you shares of Pfizer Stock. The market value of those shares will be less than the principal amount of each Security and could be zero.

11.00% INTEREST ON THE
PRINCIPAL
AMOUNT We will pay interest on the Securities until the maturity date at a rate of 11.00% per year on October 18, 2001, January 18, 2002, April 18, 2002 and July 18, 2002.

THE INITIAL PRICE OF PFIZER
STOCK                            On July   , 2001, the date we priced the
                                 Securities, the closing price per share of
                                 Pfizer Stock was $     , which we refer to as
                                 the initial price. You can review the
                                 publicly-reported closing prices of Pfizer
                                 Stock since 1998 under "Public Information
                                 Regarding Pfizer Stock" in this pricing
                                 supplement.

PAYMENT AT MATURITY              The payment at maturity is based on the closing
                                 price of Pfizer Stock three business days before the maturity date, which we refer to as the determination date.

                                 - If the closing price per share of Pfizer
                                   Stock on the determination date is at or above the initial price, we will pay the principal amount of each Security in cash.

                                 - If the closing price per share of Pfizer
                                   Stock on the determination date is below the
                                   initial price, we will deliver, in exchange
                                   for each Security,      shares of Pfizer
                                   Stock (equal to $1,000 divided by the initial price), which we refer as the stock redemption amount.

                                 - Fractional shares will be paid in cash. The
                                   initial price and consequently the stock redemption amount are subject to adjustment for certain corporate events affecting Pfizer Inc.

THE CALCULATION AGENT            We have appointed ABN AMRO Incorporated, which
                                 we refer to as AAI, to act as calculation agent for the Chase Manhattan Bank, the trustee for the Securities. As calculation agent, AAI will determine the closing price of Pfizer Stock on the determination date and the stock redemption amount. The calculation agent may adjust the initial price and consequently the stock redemption amount for certain corporate events that could affect the price of Pfizer Stock which we describe in the section called
                                 "Description of Securities -- Adjustment
                                 Events".

NO AFFILIATION WITH PFIZER
INC. Pfizer Inc., which we refer to as Pfizer, is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations not those of Pfizer.

FORM OF SECURITIES               The Securities will be represented by a single
                                 registered global security, deposited with The
                                 Depository Trust Company.

MORE INFORMATION ON THE
SECURITIES                       The Securities are senior notes issued as part
                                 of our Series A medium-term note program. The
                                 Securities will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 22, 2000. We describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single
                                 Securities, Baskets of Securities or Indices".

                                 BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE "DESCRIPTION OF SECURITIES" SECTION IN THIS PRICING SUPPLEMENT FOR A DETAILED DESCRIPTION OF THE TERMS OF THE SECURITIES. YOU SHOULD ALSO READ ABOUT SOME OF THE RISKS INVOLVED IN INVESTING IN SECURITIES IN THE SECTION CALLED "RISK FACTORS". WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING AND OTHER ADVISORS WITH REGARD TO ANY INVESTMENT IN THE SECURITIES.

HOW TO REACH US                  You may contact our principal executive offices
                                 at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The
                                 Netherlands (telephone number (31-20) 628-
                                 9393).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission (the "Commission") allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this pricing supplement is considered to be part of this pricing supplement. Because we are incorporating by reference future filings with the Commission, this pricing supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this pricing supplement. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded. This pricing supplement incorporates by reference the documents listed below and any future filings we make with the Commission (including any Form 6-K's we subsequently file with the SEC and specifically incorporate by reference into this pricing supplement) under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until we complete our offering of the securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these securities:

          (a) the Annual Report on Form 20-F of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. for the year ended December 31, 2000; and

          (b) the Report on Form 6-K dated May 16, 2001 (press release of ABN AMRO Holding N.V. announcing the financial results for the first quarter of the year 2001).

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628
3842).

                                  RISK FACTORS

     The Securities are not secured debt and are riskier than ordinary debt securities. There is no guaranteed return of principal. Investing in the Securities is not the equivalent of investing directly in Pfizer Stock. This section describes the most significant risks relating to the Securities. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The Securities combine limited features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity if the market price of Pfizer Stock on the determination date is less than the initial price. In such an event, we will exchange each Security for a number of shares of Pfizer Stock equal to $1,000 divided by the initial price as determined by the calculation agent. If, therefore, the market price of Pfizer Stock on the determination date is less than the initial price, we will pay you an amount of Pfizer Stock with a market value less than the principal amount of the Securities and which may be zero. You cannot predict the future performance of Pfizer Stock based on its historical performance. Accordingly, you could lose some or all of the amount you invest in the Securities.

THE SECURITIES WILL NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

     The amount paid at maturity of the Securities in cash or Pfizer Stock will not exceed the principal amount of the Securities. If the market price of Pfizer Stock on the determination date is equal to or exceeds the initial price, you will not receive the Pfizer Stock or any other asset equal to the value of the Pfizer Stock. Instead, you will receive the principal amount of the Securities.
As a result, if Pfizer Stock has appreciated above its price level at July   ,
2001, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. There may be little or no secondary market for the Securities. Although we intend to list the Securities on the American Stock Exchange LLC, it is not possible to predict whether the Securities will trade in the secondary markets. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Our affiliates currently intend to act as market makers for the Securities but they are not required to do so. Our affiliates may stop making a market in the Securities at any time.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the determination date when the calculation agent determines the amount to be paid to the holders of the Securities on the maturity date.

     Several factors, many of which are beyond our control, will influence the value of the Securities, including:

     - the market price of Pfizer Stock;

     - the volatility (frequency and magnitude of changes) in the price of Pfizer Stock;

     - the dividend rate on Pfizer Stock. While dividend payments on Pfizer Stock, if any, are not paid to holders of the Securities, such payments may have an influence on the market price of the Pfizer Stock and therefore on the Securities;

     - interest and yield rates in the market;

     - economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the market price of Pfizer Stock and/or the Securities;

     - the time remaining to the maturity of the Securities; and

     - our creditworthiness.

     Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the market price of Pfizer Stock is at, below, or not sufficiently above the initial price.

AN INCREASE IN THE VALUE OF PFIZER STOCK WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

     Owning the Securities is not the same as owning Pfizer Stock. Accordingly, the market value of your Securities may not have a direct relationship with the market price of Pfizer Stock, and changes in the market price of Pfizer Stock may not result in a comparable change in the market value of your Securities. If the price per share of Pfizer Stock increases above the initial price, the market value of the Securities may not increase. It is also possible for the price of Pfizer Stock to increase while the market price of the Securities declines.

POTENTIAL CONFLICTS OF INTEREST; NO SECURITY INTEREST IN PFIZER STOCK HELD BY US

     We and other affiliates may carry out activities that minimize our risks related to the Securities, including trading in Pfizer Stock. In particular, on the date of this pricing supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Securities by taking positions in options contracts on Pfizer Stock listed on major securities markets and positions in other instruments that we deemed appropriate in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Pfizer Stock. Our purchase activity could potentially have increased the price of Pfizer Stock, and therefore effectively have increased the levels below which a decline in Pfizer Stock would cause us to deliver to you at maturity a number of shares of Pfizer Stock with a value less than the principal amount of your Securities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling Pfizer Stock, options contracts on Pfizer Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of Pfizer Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities and it is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline. We or one or more of our affiliates may also engage in trading Pfizer Stock and other investments relating to Pfizer on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of Pfizer Stock and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of Pfizer Stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely effect the value of the Securities. It is also possible that any advisory services that we or our affiliates provide in the course of any business with Pfizer or its affiliates could lead to actions on the part of the issuer of the stock which might adversely affect the value of Pfizer Stock.

     The indenture governing the Securities does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Pfizer Stock acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Pfizer Stock for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for Pfizer Stock under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Pfizer Stock that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Securities.

NO SHAREHOLDER RIGHTS IN PFIZER STOCK

     As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of Pfizer Stock would have.

     Because we and our affiliates are not affiliated with Pfizer, we have no ability to control or predict the actions of Pfizer, including any corporate actions of the type that would require the calculation agent to adjust the initial price and consequently the stock redemption amount, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting Pfizer. PFIZER IS NOT INVOLVED IN THE OFFER OF THE SECURITIES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO PFIZER.

INFORMATION REGARDING PFIZER

     Neither we nor any of our affiliates assumes any responsibility for the adequacy of the information about Pfizer contained in this pricing supplement or in any of Pfizer publicly available filings. As an investor in the Securities, you should make your own investigation into Pfizer. ABN AMRO AND ITS AFFILIATES HAVE NO AFFILIATION WITH PFIZER, AND ARE NOT RESPONSIBLE FOR PFIZER PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE. We do not have any non-public information about Pfizer as of the date of this pricing supplement although we or our subsidiaries may currently or from time to time engage in business with Pfizer, including extending loans to, or making equity investments in, or providing investment advisory services to Pfizer including merger and acquisition advisory services.

LIMITED ANTIDILUTION PROTECTION

     AAI, as calculation agent will adjust the initial price and consequently the stock redemption amount for certain events affecting Pfizer Stock, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects Pfizer Stock. For example, the calculation agent is not required to make any adjustments if Pfizer or anyone else makes a partial tender or partial exchange offer for Pfizer Stock. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF PFIZER STOCK PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES MAY BE MATERIALLY AND ADVERSELY AFFECTED.

POTENTIAL CONFLICTS OF INTEREST BETWEEN SECURITYHOLDERS AND THE CALCULATION
AGENT

     As calculation agent, AAI will calculate the payout to you at maturity of the Securities. AAI and other affiliates may carry out hedging activities related to the Securities, including trading in Pfizer Stock, as well as in other instruments related to Pfizer Stock. AAI and some of our other affiliates also trade Pfizer Stock on a regular basis as part of their general broker dealer businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the price of Pfizer Stock and, accordingly could effect the payout on the Securities. AAI IS AN AFFILIATE OF ABN AMRO BANK N.V.

TAX TREATMENT

     You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled "Taxation" in this pricing supplement. You should consult your tax advisor about your own situation.

                   PUBLIC INFORMATION REGARDING PFIZER STOCK

     According to publicly available documents, Pfizer is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets innovative medicines for humans and animals and many of the world's best-known consumer products.

     Pfizer Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to periodically file certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's Website is http://www.sec.gov. Information provided to or filed with the Commission by Pfizer pursuant to the Exchange Act can be located by reference to Commission file number 1-03619. In addition, information regarding Pfizer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

     THIS PRICING SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO PFIZER STOCK OR OTHER SECURITIES OF PFIZER. WE HAVE DERIVED ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING PFIZER FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER WE NOR THE AGENTS HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO PFIZER IN CONNECTION WITH THE OFFERING OF THE SECURITIES. NEITHER WE NOR THE AGENTS MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING PFIZER ARE ACCURATE OR COMPLETE. FURTHERMORE, WE CANNOT GIVE ANY ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF PFIZER STOCK (AND THEREFORE THE INITIAL PRICE AND THE STOCK REDEMPTION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING PFIZER COULD AFFECT THE VALUE RECEIVED ON THE MATURITY DATE WITH RESPECT TO THE SECURITIES AND THEREFORE THE TRADING PRICES OF THE SECURITIES.

     NEITHER WE NOR ANY OF OUR AFFILIATES MAKES ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF PFIZER STOCK.

     We and/or our subsidiaries may presently or from time to time engage in business with Pfizer, including extending loans to, or making equity investments in, or providing advisor services to Pfizer, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Pfizer and, in addition, one or more of our affiliates may publish research reports with respect to Pfizer. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. As a prospective purchaser of a Security, you should undertake such independent investigation of Pfizer as in your judgment is appropriate to make an informed decision with respect to an investment in Pfizer Stock.

     The following table sets forth the published high and low closing prices of Pfizer Stock since 1998. The closing price on June 26, 2001 was $42.21. We obtained the closing prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Pfizer Stock as an indication of future performance. We cannot give any assurance that the price of Pfizer Stock will not decrease, such that we will deliver shares of Pfizer Stock at maturity.

                     PERIOD                          HIGH        LOW       CLOSING PRICE
                     ------                        --------    --------    -------------
1998
  First Quarter..................................  $33.2917    $23.6875      $33.2292
  Second Quarter.................................  $40.5833    $32.1250      $36.2292
  Third Quarter..................................  $40.2083    $30.6667      $35.2500
  Fourth Quarter.................................  $42.9792    $26.6667      $41.6667
1999
  First Quarter..................................  $48.1667    $36.5208      $46.2500
  Second Quarter.................................  $50.0417    $31.5417      $36.3333
  Third Quarter..................................  $40.6875    $32.3125      $35.8760
  Fourth Quarter.................................  $42.2500    $32.1875      $32.4375
2000
  First Quarter..................................  $37.9375    $30.0000      $36.5625
  Second Quarter.................................  $48.1250    $36.7500      $48.0000
  Third Quarter..................................  $49.2500    $39.3750      $44.9180
  Fourth Quarter.................................  $46.0625    $41.0000      $46.0000
2001
  First Quarter..................................  $46.7500    $34.1000      $40.9500
  Second Quarter (through June 26, 2001).........  $45.0400    $38.5000      $42.2100

     We make no representation as to the amount of dividends, if any, that Pfizer will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on Pfizer Stock.

              HYPOTHETICAL SENSITIVITY ANALYSIS OF TOTAL RETURN OF
                           THE SECURITIES AT MATURITY

     In the table below, we set out the total return of owning the Securities at maturity at various closing prices for the Pfizer Stock based on the assumptions outlined below. The information in the table is based on hypothetical market values for Pfizer Stock. We cannot predict the market price of the Pfizer Stock at maturity. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RATES APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Initial Price:                   $42.00 (indicative value only, the initial
                                   stock price will be set on the date we price the Securities; the closing price on June 26, 2001 was $42.21)

Annual Interest on the
Securities:                      11.00%

Term of the Securities:          12 months

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  TOTAL RETURN
    ASSUMED                                                FOUR
    PFIZER                     VALUE OF                  QUARTERLY
  STOCK PRICE                 PAYMENT AT                 INTEREST                  ------------------------------------------
  AT MATURITY                MATURITY(A)                 PAYMENTS                       $                         %
-------------------------------------------------------------------------------------------------------------------------------

         $42.00+                  $1,000.00                   $110.00                   $1,110.00                  11.00%

         $42.00                   $1,000.00                   $110.00                   $1,110.00                  11.00%

         $39.90                   $  950.00                   $110.00                   $1,060.00                   6.00%

         $37.80                   $  900.00                   $110.00                   $1,010.00                   1.00%

         $35.70                   $  850.00                   $110.00                   $  960.00                  -4.00%

         $33.60                   $  800.00                   $110.00                   $  910.00                  -9.00%

         $30.00                   $  714.29                   $110.00                   $  824.29                 -17.57%

         $20.00                   $  476.19                   $110.00                   $  586.19                 -41.38%

         $10.00                   $  238.10                   $110.00                   $  348.10                 -65.19%

         $ 0.00                   $    0.00                   $110.00                   $  110.00                 -89.00%

-------------------------------------------------------------------------------------------------------------------------------


-------------------------
(a) Based on the assumptions set forth above, if the price of Pfizer Stock is $42.00 or more, the payment at maturity will be made in cash. If the price of Pfizer Stock is less than $42.00, the payment at maturity will be made in Pfizer Stock.

                           DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Security" refers to each $1,000 principal amount of our 11.00% Reverse Exchangeable Securities due July 18, 2002 linked to the common stock of Pfizer.

Principal Amount:.............   $30,000,000

Original Issue Date
(Settlement Date).............

Issue Price...................   $1,000

Initial Price.................   The closing price per share of Pfizer Stock
                                 when we priced the Securities on July   , 2001,
                                 divided by the exchange factor.

Maturity Date.................   July 18, 2002

Specified Currency............   U.S. Dollars

CUSIP.........................   00079SAC6

Minimum Denominations.........   $1,000 and integral multiples thereof

Interest Rate.................   11.00% per annum, payable quarterly in arrears
                                 on October 18, 2001, January 18, 2002, April
                                 18, 2002 and July 18, 2002, which shall
                                 represent (a) an interest coupon of 4.1% per annum and (b) an option premium of 6.9% per annum.

Payment at Maturity...........   At maturity, we will pay or deliver for each
                                 $1,000 principal amount of Securities, either
                                 (i) a cash payment equal to $1,000, if the determination price on the determination date of Pfizer Stock is at or above the initial price, or (ii) a number of shares of Pfizer
                                 Stock equal to the stock redemption amount, if the determination price on the determination date of Pfizer Stock is lower than the initial price. We will pay cash in lieu of delivering fractional shares of Pfizer Stock in an amount equal to the corresponding fractional closing price of Pfizer Stock as determined by the calculation agent on the determination date.

Stock Redemption Amount.......   The calculation agent will determine the stock
                                 redemption amount on the determination date by dividing $1,000 by the initial price of Pfizer
                                 Stock. The initial price and consequently the stock redemption amount may be adjusted for certain corporate events affecting Pfizer. The interest payment on the Securities will not be converted into shares of Pfizer Stock at maturity.

Determination Date............   The third business day prior to the maturity
                                 date, or if such day is not a trading day, the immediately succeeding trading day; provided that the determination date shall be no later than the second scheduled trading day preceding the maturity date, notwithstanding the occurrence of a market disruption event on such second scheduled trading day.

Determination Price...........   The closing price per share of Pfizer Stock on
                                 the determination date, as determined by the calculation agent.

Closing Price.................   If Pfizer Stock (or any other security for
                                 which a closing price must be determined) is listed on a U.S. securities exchange registered under the Exchange Act is a security of The
                                 Nasdaq National Market or is included in the OTC Bulletin Board Service, which we refer to as the OTC Bulletin Board, operated by the National Association of Securities Dealers,
                                 Inc., the closing price for one share of Pfizer
                                 Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal securities exchange on which Pfizer
                                 Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Pfizer Stock (or other such security) is listed or admitted to trading on such securities exchange), the last reported sale price on the over-the-counter market as reported on The Nasdaq National Market or OTC
                                 Bulletin Board on such day. If the last
                                 reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the closing price for any Trading Day shall be the mean, as determined by the calculation agent, of the bid prices for Pfizer
                                 Stock (or any such other security) obtained from as many dealers in such security (which may include AAI or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the calculation agent. A "security of The
                                 Nasdaq National Market" shall include a
                                 security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the calculation agent,
                                 on which trading is generally conducted on the New York Stock Exchange, the American Stock
                                 Exchange LLC, the Nasdaq National Market, the
                                 Chicago Mercantile Exchange, and the Chicago
                                 Board of Options Exchange and in the
                                 over-the-counter market for equity securities in the United States and on which a market disruption event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry

Trustee.......................   The Chase Manhattan Bank

Agents........................   AAI, ABN AMRO Financial Services, Inc., First
                                 Institutional Securities, LLC, H & R Block
                                 Financial Advisors, and J.J.B. W.L. Hilliard
                                 Lyons, Inc.

Market Disruption Event.......   Means, with respect to Pfizer Stock:

                                 (i)  a suspension, absence or material
                                      limitation of trading of Pfizer Stock on the primary market for Pfizer Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Pfizer Stock as a result of which the reported trading prices for Pfizer Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Pfizer Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

                                 (ii) a determination by the calculation agent
                                      in its sole discretion that the event
                                      described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                                 For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a market disruption event, (3) limitations pursuant to New York Stock Exchange Inc. Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange Inc., any other self-regulatory organization or the Commission of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Pfizer Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or

                                 (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Pfizer Stock and
                                 (5) a suspension, absence or material
                                 limitation of trading on the primary securities market on which options contracts related to Pfizer Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

                                 The calculation agent shall as soon as
                                 reasonably practicable under the circumstances notify us, the trustee, the Depository Trust Company and the Agents of the existence or occurrence of a market disruption event on any day that but for the occurrence or existence of a market disruption event would have been the determination date.

Exchange Factor...............   The exchange factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting Pfizer Stock. See "Adjustment Events" below.

Adjustment Events.............   The exchange factor or the amounts paid at
                                 maturity will be adjusted as follows:

                                 1. If Pfizer Stock is subject to a stock split
                                    or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Pfizer Stock.

                                 2. If Pfizer Stock is subject (i) to a stock
                                    dividend (issuance of additional shares of Pfizer Stock) that is given ratably to all holders of shares of Pfizer Stock or (ii) to a distribution of Pfizer Stock as a result of the triggering of any provision of the corporate charter of Pfizer, then once the dividend has become effective and Pfizer Stock is trading ex-dividend, the exchange factor will be adjusted so that the new exchange factor shall equal the prior exchange factor plus the product of (i) the number of shares issued with respect to one share of Pfizer Stock and (ii) the prior exchange factor.

                                 3. There will be no adjustments to the exchange
                                    factor to reflect cash dividends or other distributions paid with respect to Pfizer Stock other than Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Pfizer Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Pfizer Stock by an amount equal to at least 10% of the closing price of Pfizer

                                    Stock (as adjusted for any subsequent
                                    corporate event requiring an adjustment
                                    hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Pfizer Stock, the exchange factor with respect to Pfizer Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange factor will equal the product of (i) the then current exchange factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Pfizer Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Pfizer Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the Pfizer Stock described in clause (i), clause (iv) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall not cause an adjustment to the exchange factor pursuant to this paragraph 3.

                                 4. If Pfizer issues rights or warrants to all
                                    holders of Pfizer Stock to subscribe for or purchase Pfizer Stock at an exercise price per share less than the closing price of the Pfizer Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the exchange factor will be adjusted to equal the product of the prior exchange factor and a fraction, the numerator of which shall be the number of shares of Pfizer Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Pfizer Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Pfizer Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Pfizer Stock which the aggregate offering price of the total number of shares of Pfizer Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

                                 5. If (i) there occurs any reclassification or
                                    change of Pfizer Stock, including, without limitation, as a result of the issuance of any tracking stock by Pfizer, (ii) Pfizer or any surviving entity or subsequent surviving entity of Pfizer (an "Pfizer Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Pfizer or any Pfizer Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Pfizer is liquidated, (v) Pfizer issues to all of its shareholders equity securities of an issuer other than Pfizer (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Pfizer Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), each holder of Securities will receive at maturity, in respect of each $1,000 principal amount of each Security, securities, cash or any other assets distributed to holders of Pfizer Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Pfizer Stock and, in the case of a Spin-off Event, the share of Pfizer Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") or at our option, cash, in an amount with a value equal to the lesser of:
                                    (i) $1,000 and (ii) the product of the stock redemption amount times the Transaction Value. If Exchange Property consists of more than one type of property, holders of Securities will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Pfizer Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the calculation agent, as of the date of receipt, of such Exchange Property received for each share of Pfizer Stock and (iii) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Pfizer Stock. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                    For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                    No adjustments to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect. The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                    No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above. However, we may, at our sole discretion, cause the calculation agent to make additional changes to the exchange factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Pfizer Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the market price or the closing price of the Pfizer Stock, including, without limitation, a partial tender or partial exchange offer for the Pfizer Stock.

                                    The calculation agent shall be solely
                                    responsible for the determination and
                                    calculation of any adjustments to the
                                    exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                    The calculation agent will provide
                                    information as to any adjustments to the exchange factor or method of calculating the exchange factor upon written request by any holder of the Securities.

Alternate Exchange Calculation
in case of an Event of
Default.......................   In case an Event of Default with respect to the
                                 Securities shall have occurred and be
                                 continuing, the amount declared due and payable upon any acceleration of any Security shall be determined by AAI, as calculation agent, and shall be equal to the principal amount of the Security plus any accrued interest to but not including the date of acceleration.

Calculation Agent.............   AAI. All determinations made by the calculation
                                 agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts............   We will, subject to certain exceptions and
                                 limitations set forth below, pay such
                                 additional amounts (the "Additional Amounts") to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation or any jurisdiction from or through which any amount is paid by us or a successor corporation, will not be less than the amount provided for in the Securities to be then due and payable. We will not, however, be required to make any payment of Additional Amounts to any such holder for or on account of:

                                 (a) any such tax, assessment or other
                                     governmental charge that would not have
                                     been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and The Netherlands and its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where presentation is required, by the holder of a Securities for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

                                 (b) any estate, inheritance, gift, sales,
                                     transfer or personal property tax or any similar tax, assessment or governmental charge;

                                 (c) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of the Securities;

                                 (d) any tax, assessment or other governmental
                                     charge required to be withheld by any
                                     paying agent from any payment of principal of, or supplemental redemption amount on, the Securities, if such payment can be made without such withholding by presentation of the Securities to any other paying agent;

                                 (e) any tax, assessment or other governmental charge that would not have been imposed but for a holder's failure to comply with a request addressed to the holder or, if different, the beneficiary of the payment, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of a Securities, if such compliance is required by statute or by regulation of The Netherlands (or other relevant jurisdiction), or of any political subdivision or taxing authority thereof or therein, as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

                                 (f)  any combination of items (a), (b), (c),
                                      (d) or (e);

                                 nor shall Additional Amounts be paid with respect to any payment on the Securities to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of The Netherlands (or other relevant jurisdiction), or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Securities.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. See also "Risk Factors -- Potential Conflicts of Interest; No Security Interest in Pfizer Stock Held by Us" in this pricing supplement and "Use of Proceeds" in the accompanying prospectus.

                                 ERISA MATTERS

     We and certain of our affiliates, including AAI, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which AAI or any of its affiliates is a service provider, unless the Securities are acquired pursuant to an exemption from the prohibited transaction rules.

     The acquisition of the Securities may be eligible for one of the exemptions noted below if such acquisition:

          (a)(i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

          (b)(i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

          (c)(i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

          (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

          (e)(i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

          (f)(i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. If you are a pension or other employee benefit plan, you should consult your legal advisor regarding the application of ERISA and the Code.

                                    TAXATION

     The following summary is a general description of certain United States and Dutch tax considerations relating to the ownership and disposition of Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of Securities should consult their tax advisers as to the consequences of acquiring, holding and disposing of Securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

UNITED STATES FEDERAL INCOME TAXATION

     The following discussion is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to U.S. Holders (as defined below) who purchase the Securities at initial issuance for the stated principal amount and who will hold the Securities and each Component (as defined below) as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described in this discussion. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to you in light of your individual circumstances or if you are subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold Securities as a part of a hedging transaction, straddle, conversion or other integrated transaction).

     As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     As used herein, you are a "U.S. Holder" if you are an owner of Securities that is, for U.S. federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation organized under the laws of the United States or any political subdivision thereof; or

     - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

GENERAL

     Pursuant to the terms of the Securities, we and every holder of a Security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all tax purposes as consisting of the following components (the "Components"):

     - a put option (the "Put Option") that requires the holder of the Security to buy the Pfizer Stock from us for an amount equal to the Deposit (as defined below) if the determination price is lower than the initial price; and

     - a deposit with us of cash, in an amount equal to the principal amount of a Security (the "Deposit"), to secure the holder's potential obligation to purchase the Pfizer Stock.

     Under this characterization a portion of the stated interest payments on a Security is treated as interest on the Deposit, and the remainder is treated as attributable to the holder's sale of the Put Option to us (the "Put Premium"). Based on our judgment as to, among other things, our normal borrowing cost and the value of the Put Option, we have determined that annual payments equaling 4.1% of the stated principal amount of a Security constitutes interest on the Deposit and 6.9% constitutes Put Premium.

     The treatment of the Securities described above is not, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities.

     TAX COUNSEL HAS ADVISED US THAT IT IS REASONABLE TO ADOPT THE TREATMENT OF THE SECURITIES DESCRIBED ABOVE. NONETHELESS, TAX COUNSEL IS UNABLE TO RENDER AN OPINION AS TO WHETHER SUCH TREATMENT WILL BE RESPECTED DUE TO THE ABSENCE OF AUTHORITIES THAT DIRECTLY ADDRESS INSTRUMENTS SIMILAR TO THE SECURITIES. AS A RESULT, SIGNIFICANT ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE NOT CERTAIN, AND NO ASSURANCE CAN BE GIVEN THAT THE IRS OR A COURT WILL AGREE WITH THE CHARACTERIZATION DESCRIBED IN THIS DISCUSSION. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE SECURITIES) AND WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. UNLESS OTHERWISE STATED, THE FOLLOWING DISCUSSION IS BASED ON THE TREATMENT AND THE ALLOCATION DESCRIBED ABOVE.

TAX TREATMENT OF THE SECURITIES

     Assuming the characterization of the Securities as set forth above, the following U.S. federal income tax consequences should result.

     Quarterly Payments on the Securities. The Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable U.S. Treasury Regulations, the Deposit will be treated as being issued at a discount, the amount of which will equal the quarterly payments attributable to interest on the Deposit. A cash method U.S. Holder is not required to accrue the discount for U.S. federal income tax purposes unless it elects to do so. A cash method U.S. Holder who does not make this election should include the portion of the quarterly payments on the securities attributable to the Deposit as income upon their receipt. U.S. Holders who so elect and certain other Holders, including those who report income on an accrual method of accounting for U.S. federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless they make an election to accrue the discount according to a constant yield method based on daily compounding.

     A Holder who is not required and who does not elect to include the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the Securities in an amount not exceeding the accrued interest until it is included in income.

     In the Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the Deposit upon the sale, exchange or retirement (including upon maturity) of the Securities will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) not previously included in income through the date of sale, exchange or retirement.

     Receipt of the Put Premium will not be taxable to you upon receipt.

     Exercise or Expiration of the Put Option. If the Put Option expires unexercised (i.e., a cash payment of the principal amount of the Securities is made), you will recognize in respect of the Put Option the total Put Premium received as short term capital gain at such time.

     In the event that the Put Option is exercised (i.e., the final payment on the Securities is paid in shares of Pfizer Stock), you will not recognize any gain or loss in respect of the Put Option (other than in respect of cash received in lieu of fractional shares), and you will have an adjusted tax basis in any Pfizer Stock received equal to:

     - the Deposit minus

     - the total Put Premium received.

     Your holding period for any Pfizer Stock you receive will start on the day after the delivery of the Pfizer Stock.

     In the event that we deliver cash in lieu of fractional shares of Pfizer Stock, a U.S. Holder will generally recognize a short-term capital gain or loss in an amount equal to the difference between:

     - the amount of cash you receive in respect of such shares; and

     - your basis in the fractional shares (as determined in the manner described above).

     Sale or Exchange of the Securities.

     Upon a sale of your Securities for cash, you will be required to apportion the amount you receive between the Deposit and the Put Option on the basis of their respective values on the date of the sale. You will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between:

     - the amount apportioned to the Deposit; and

     - your adjusted U.S. federal income tax basis in the Deposit (which will generally be equal to the principal amount of your Securities as an initial purchaser of your Securities increased by the amount of any income recognized in connection with the payments attributable to the Deposit and decreased by the amount of any payments made that are attributable to the Deposit).

     Except to the extent attributable to accrued discount with respect to the Deposit, which will be taxed as described above under "--Quarterly Payments on the Securities," such gain or loss will be short-term capital gain or loss. The amount of cash that you receive that is apportioned to the Put Option (together with the total Put Premium previously received) will be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Securities is in excess of the amount you receive upon such sale, you will be treated as having made a payment to the purchaser equal to the amount of such excess in order to assume your rights and obligations under the Put Option. In such a case, you will recognize short-term capital gain or loss in an amount equal to the difference between the total Put Premium you previously received in respect of the Put

Option and the amount of the deemed payment made by you with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the amount apportioned to the Deposit in determining your gain or loss in respect of the Deposit.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE SECURITIES

     Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. A successful asserting of an alternate characterization of the securities by the IRS could affect the timing and the character of the income or loss with respect to the Securities. It is possible, for instance, the Securities could be treated as constituting a prepaid forward contract. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     You may be subject to information reporting and to backup withholding of the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

     Non-United States Holders

     If you are not a United States Holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

DUTCH TAX CONSIDERATIONS

     The following is a general summary of the Dutch taxes discussed as at the date hereof in relation to payments made under the Securities. It is not exhaustive and holders of the Securities who are in doubt as to their tax position should consult their professional advisers.

     (a) All payments of principal and interest by us in respect of the Securities can be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

     (b) A holder of a Security or a holder of a share of Pfizer Stock who derives income from a Security or a share of Pfizer Stock respectively or who realises a gain on the disposal or redemption of a Security or a share of Pfizer Stock respectively will not be subject to Dutch taxation on income or capital gains unless:

          (i) the holder is, or is deemed to be, resident in The Netherlands and has not elected to be treated as a Dutch resident for Dutch income tax purposes; or

          (ii) such income or gain is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands; or

          (iii) the holder has, directly or indirectly, a substantial interest or a deemed substantial interest in us and/or Pfizer and such interest or the Security or Pfizer Stock does not form part of the assets of an enterprise; or

          (iv) the holder is an individual not having a substantial interest or a deemed substantial interest in us and/or Pfizer, but any of certain connected persons has a substantial interest or a deemed substantial interest in us and/or Pfizer and such interest or the Security or Pfizer Stock does not form part of the assets of an enterprise; or

          (v) such income or gain is attributable to activities carried out in The Netherlands by the holder and such activities exceed "normal investment activities".

Individual holders resident or deemed to be resident in The Netherlands or who have elected to be treated as a Dutch resident holder for Dutch tax purposes are subject to Dutch income tax on a deemed return regardless of actual income derived from a Security or a share of Pfizer Stock or gain or loss realised upon disposal or redemption of a Security or a share of Pfizer Stock, provided that the Security or share of Pfizer Stock is a portfolio investment and not held in the context of any business or substantial interest.

     The deemed return amounts to 4% of the average value of the holder's net assets in the relevant fiscal year (including the Securities or the Pfizer Stock). The average value of the holder's net assets in a fiscal year is equal to the sum of the value of the net assets at the beginning of the fiscal year and at the end of the fiscal year divided by two. Taxation only occurs to the extent the average value of the holder's net assets exceeds the "exempt net asset amount" (heffingsvrij vermogen) which is, for the year 2001, in principle EUR 17,600. The deemed return is reduced by the portion of the personal allowances on annual income the holder is entitled to. As so reduced, the deemed return shall be taxed at a rate of 30%.

     If Pfizer Stock is delivered upon redemption of the Securities, dividends paid on these shares to a holder, who is an individual resident or deemed to be resident in The Netherlands will be subject to U.S. dividend withholding tax at a US domestic tax rate of 30%. The US dividend withholding tax rate may be reduced to 15% under the provisions of the Convention between the United States of America and the Kingdom of The Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "Convention"). Such holders are entitled to credit any US withholding tax on the dividends against Dutch income tax payable.

     (c) Dutch gift, estate or inheritance taxes will not be levied on the occasion of the transfer of a Security or share of Pfizer Stock by way of gift, or on the death of a holder of a Security or share of Pfizer Stock unless:

          (i) the holder is, or is deemed to be, resident in The Netherlands; or

          (ii) the transfer is construed as a gift or as an inheritance made by or on behalf of a person who, at the time of the gift or death, is or is deemed to be, resident in The Netherlands; or

          (iii) such Security or share of Pfizer Stock is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands.

     (d) There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty other than court fees payable in The Netherlands in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgement in the courts of The Netherlands) of the Securities or Pfizer Stock or the performance of our obligations under the Securities.

     (e) A holder of a Security or a holder of a share of Pfizer Stock will not become resident or deemed to be resident in The Netherlands by reason only of the holding of the Security or share or the execution, performance, delivery and/or enforcement of the Security or share.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

UNTIL 25 DAYS FOLLOWING THE BONA FIDE OFFERING OF ANY SECURITIES OFFERED BY THIS PRICING SUPPLEMENT TO THE PUBLIC, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------

TABLE OF CONTENTS
PRICING SUPPLEMENT

                                                      PAGE
                                                      -----
Summary of Pricing Supplement.......................   PS-3
Incorporation of Documents by Reference.............   PS-5
Risk Factors........................................   PS-6
Public Information Regarding Pfizer Stock...........  PS-10
Hypothetical Sensitivity Analysis of Total Return of
 the Securities at Maturity.........................  PS-12
Description of Securities...........................  PS-13
Use of Proceeds.....................................  PS-23
ERISA Matters.......................................  PS-24
Taxation............................................  PS-25

PROSPECTUS SUPPLEMENT

                                                      PAGE
                                                      -----
About This Prospectus...............................    S-2
Foreign Currency Risks..............................    S-3
Description of Notes................................    S-5
The Depositary......................................   S-27
Series A Notes Offered on a Global Basis............   S-27
United States Federal Taxation......................   S-31
Plan of Distribution................................   S-42
Legal Matters.......................................   S-44

PROSPECTUS

                                                      PAGE
                                                      -----
About This Prospectus...............................      2
Where You Can Find Additional Information...........      3
Consolidated Ratio of Earnings to Fixed Charges.....      5
ABN AMRO Bank N.V...................................      6
Use of Proceeds.....................................      7
Description of Debt Securities......................      8
Form of Securities..................................     14
Plan of Distribution................................     19
Legal Matters.......................................     20
Experts.............................................     20
ERISA Matters for Pension Plans and Insurance
 Companies..........................................     20

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                               ABN AMRO BANK N.V.

                                  $30,000,000

                     11.00% REVERSE EXCHANGEABLE SECURITIES
                               DUE JULY 18, 2002
                                   LINKED TO
                                COMMON STOCK OF
                                  PFIZER INC.

                               PRICING SUPPLEMENT
        (TO PROSPECTUS DATED NOVEMBER 22, 2000 AND PROSPECTUS SUPPLEMENT
                            DATED NOVEMBER 27, 2000)

                                    ABN AMRO
                            FINANCIAL SERVICES, INC.

                             ABN AMRO INCORPORATED
                      FIRST INSTITUTIONAL SECURITIES, LLC
                         H & R BLOCK FINANCIAL ADVISORS
                        J.J.B. W.L. HILLIARD LYONS, INC.

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